GARDNER, CARTON & DOUGLAS
Suite 3400-Quaker Towers
321 North Clark Street
Chicago, Illinois 60610-4795
(312) 664-3000
TELEX: 25-3628
TELECOPIER: (312) 644-3381

November 14, 1995

Securities and Exchange Commission
450 Fifth Street N.W.
Judiciary Plaza
Washington, D.C. 20549

RE: CT&T Funds
Rule 24f-2 Notice to Form N-1A
Registration Statement No.33-68666/File No. 811-8004

Ladies and Gentleman:

As counsel for CT&T Funds, a Delaware business trust (the "Fund"), we have examined the proceedings taken and being taken with respect to the Notice filed by the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "Act"), making definite in number the shares registered pursuant to that Rule for the fiscal year ended October 31, 1995.

We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we agree of the opinion that the 730,821,496.946 shares of common stock, which were registered in indefinite number pursuant to Rule 24f-2 under the Act were, when issued by the Fund, validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion pursuant to Rule
24f-2 and to the reference to us in the Notice filed herewith.

Very truly yours,

Gardner, Carton & Douglas